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Alma Thomas

PIONEERING AFRICAN AMERICAN PAINTER

Her works have been honored by the White House and have sold for upwards of $4M.



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Highly Desirable Style

This Style Has Consistently Sold for Millions

We strategically acquired this painting at what we believe to be a great price as compared to recent similar sales.

Shortly after, a similar painting sold for $1.6 million at auction.



Sale Price (2021):

$2.3M



Sale Price (2022):

$1.4M



Sale Price (2024):

$1.6M



Our Offering:

$1.2M

National Recognition

Honored by the White House Permanent Collection

In 2015, the White House Historical Association acquired her painting Resurrection (1966), making her the first African American woman represented in the White House Collection.



Demand Skyrocketing

A Rising auction star

The market is a driving force behind this artist's rise in art historical significance with eight of her top ten auction records achieved since the start of 2020.

Even more, 2023 represented a record year for Alma Thomas, with over $6.7 million in auction turnover, and $2.8 million this year.


LOT
108
USD 1,300,000
EUR 1,195,220
GBP 1,027,650
CHF 1,175,590
JPY 202,203,950
HKD 10,096,840
CNY 9,298,380
CHRISTIE'S
CHRISTIE'S

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IMPORTANT DISCLOSURES

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Organizations referenced are not investors in Masterworks Offerings. Their affiliation with artists is not an endorsement of Masterworks.

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